Exhibit 4.1.4
Execution Version
WESTWOOD ONE, INC.
WAIVER AND FOURTH AMENDMENT TO SECURITIES PURCHASE
AGREEMENT
THIS WAIVER AND FOURTH AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), is made and entered into as April 12, 2011, by and among Westwood One, Inc., a Delaware corporation (the “Company”), the Subsidiaries of the Company set forth on the signature pages hereto (collectively, the “Subsidiary Guarantors”), and the financial institutions that hold the Notes (collectively, the “Noteholders”). Capitalized terms used and not defined herein have the respective meanings ascribed thereto in the Securities Purchase Agreement (defined below).
WITNESSETH:
WHEREAS, the Company and the Noteholders are parties to that certain Securities Purchase Agreement, dated as of April 23, 2009, as amended by that certain Waiver and First Amendment to Securities Purchase Agreement dated as of October 14, 2009, that certain Second Amendment to Securities Purchase Agreement dated as of March 30, 2010 and that certain Third Amendment to Securities Purchase Agreement and First Amendment to Investor Rights Agreement dated as of August 17, 2010 (as so amended and in effect on the date hereof, the “Existing Securities Purchase Agreement” and as in effect after giving effect to this Amendment and as may be further, amended, restated or otherwise modified from time to time, the “Securities Purchase Agreement”), pursuant to which the Company issued $117,500,000 of its 15% Senior Secured Notes due July 15, 2012 (as in effect on the date hereof, the “Existing Notes” and as in effect after giving effect to this Amendment and as may be further, amended, restated or otherwise modified from time to time, the “Notes”);
WHEREAS, the Company is also party to a certain Credit Agreement, dated as of April 23, 2009 (as amended from time to time, the “Credit Agreement”) with Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC), as the Arranger and Administrative Agent, and the other financial institutions or entities from time to time parties thereto (the “Banks”);
WHEREAS, the Company has requested that the Banks amend and waive certain provisions of the Credit Agreement as more particularly provided in that certain Fourth Amendment to Credit Agreement (the “Fourth Bank Amendment”), dated as of April 12, 2011, by and between the Company and the Banks;
WHEREAS, the Company has requested a waiver of the Company’s compliance with the Senior Debt Leverage Ratio under Section 9.3 of the Securities Purchase Agreement for the fiscal quarter ended March 31, 2011 (the “Potential Default”);

WHEREAS, the Company has requested that the Noteholders waive the Potential Default and amend certain provisions of the Existing Securities Purchase Agreement as more particularly provided herein; and
WHEREAS, subject to the satisfaction of the conditions set forth in Section 4 hereof, the Noteholders are willing to agree to waive the Potential Default and amend such provisions of the Existing Securities Purchase Agreement on the terms set forth herein;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the Company and the Noteholders agree as follows:
1. Waiver. Subject to the terms and conditions set forth in Section 4 below, the undersigned Noteholders constituting the Required Holders hereby waive the Potential Default (the “Waiver”). This is a limited waiver and shall not be deemed to constitute a waiver of any other Default or Event of Default or any future breach or violation of the Securities Purchase Agreement, any of the other Financing Documents or any document entered into in connection therewith. Except as expressly provided herein, the foregoing Waiver shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Securities Purchase Agreement, any of the other Financing Documents or any document entered into in connection therewith, or (b) a waiver, release or limitation upon the exercise by the Noteholders of any of their rights, legal or equitable, hereunder or under the Securities Purchase Agreement, any other Financing Document or any document entered into in connection therewith. Except as expressly provided herein, each of the Noteholders reserves any and all rights and remedies which it has had, has or may have under the Securities Purchase Agreement, each other Financing Document and any document entered into in connection therewith.
2. Amendments to Securities Purchase Agreement. The Existing Securities Purchase Agreement is hereby amended as follows (the “Securities Purchase Agreement Amendments”):
(a) Section 6.1 of the Existing Securities Purchase Agreement is hereby amended by inserting a new clause (l) at the end thereof to read as follows:
“(l) Deferred Leverage Fee Information — on the last day of each fiscal quarter of the Company, a statement as to the aggregate amount of the Deferred Leverage Fee Amounts that have accrued through such date.”

(b) Section 6 of the Existing Securities Purchase Agreement is hereby amended by inserting a new Section 6.5 at the end thereof to read as follows:
“Section 6.5. M&A Telephone Updates. At least once every ten (10) Business Days, commencing on April 20, 2011 (or at such additional times as may be reasonably requested by the Required Holders upon the occurrence of any material developments referred to in this Section 6.5) (each a “M&A Reporting Date”), the Company will, at its expense, host a telephone conference during normal business hours in which all of the holders of Notes may participate. During such telephone conference, the Company will describe, in reasonable detail, the Company’s merger and acquisition activities since the last M&A Reporting Date (including any material developments with respect to any contemplated mergers or acquisitions) and will respond to questions from the holders of Notes relating thereto. The Company will make available appropriate dial-in information, by email or other electronic transmission, to all holders of Notes at least three Business Days in advance of such telephone conference.”
(c) Section 7.6 of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Section 7.6. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes (other than, at any time prior to the repayment in full in cash of the Non-Gores Notes, the Gores Notes) at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.”
(d) Section 9.3 of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Section 9.3. Maintenance of Senior Debt Leverage Ratio. The Company will not permit the Senior Debt Leverage Ratio as of any date specified below to be greater than the ratio set forth opposite such date:

Date	Ratio
December 31, 2011	9.00 to 1.0
March 31, 2012	8.00 to 1.0
June 30, 2012	7.50 to 1.0”
(e) Section 9.9 of the Existing Securities Purchase Agreement is hereby amended by (i) deleting “and” at the end of clause (e) thereof, (ii) deleting “.” at the end of clause (f) thereof and replacing it with “; and” and (iii) by inserting a new clause (g) at the end thereof to read as follows:
“(g) any sale of assets in connection with the exercise of the call option by Excelsior (as defined in the Fourth Amendment) or the exercise of the put option by Westwood One Radio Networks, Inc., pursuant to Sections 7.1 and 7.2, respectively, of the Excelsior Management Agreement (as defined in the Fourth Amendment).”

(f) Section 9 of the Existing Securities Purchase Agreement is hereby amended by inserting the following new Sections 9.15 and 9.16 at the end thereof to read as follows:
“Section 9.15. Minimum EBITDA. The Company will not permit Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on either date specified below to be less than the amount set forth opposite such date:

Date	Consolidated EBITDA
June 30, 2011	$4,000,000
September 30, 2011	$7,000,000”
Section 9.16. No Prepayment of Gores Notes. Notwithstanding anything contained in this Agreement or the Notes to the contrary, the Company will not (and is not required to) prepay or otherwise retire in whole or in part prior to their stated final maturity, or purchase or otherwise acquire, directly or indirectly, any of the Gores Notes at any time prior to the payment in full in cash of all Non-Gores Notes. Notwithstanding anything contained in Section 7 or the Notes, any partial prepayment of the Notes shall be allocated as provided in Section 7.6 hereof.”
(g) Clause (c) of Section 10 (“Events of Default”) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(c) the Company defaults in the performance of or compliance with any term contained in (i) Sections 8.6, 8.8 or 9 hereof, or (ii) Sections 6 or 7 of the Fourth Amendment; or”
(h) Section 12.2(a) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(a) Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof) the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) or Gores Notes (if such surrendered Note was a Gores Note) in exchange therefor, and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1 (with respect to any Non-Gores Note) or Exhibit 1A (with respect to any Gores Note), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been last paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000.”

(i) Section 20.8 of the Existing Securities Purchase Agreement is hereby amended by inserting the following new clause (f) at the end thereof to read as follows:
“(f) Notwithstanding anything to the contrary contained in this Agreement, Gores Radio agrees on behalf of itself and its Affiliates that all indebtedness evidenced by the Gores Notes, including principal, interest and all other amounts payable thereunder will be subordinate and junior in right of payment to the Senior Debt (as such term is defined in the Gores Notes Subordination Agreement) to the extent set forth in, and in accordance with the terms of, the Gores Notes Subordination Agreement.”
(j) Schedule B (“Defined Terms”) to the Existing Securities Purchase Agreement is hereby amended by adding the following at the end of the definition of “Consolidated EBITDA”:
“The Noteholders acknowledge that (1) non-cash charges or expenses attributable to any period associated with broadcast rights under that certain Radio Agreement, dated as of January 13, 2011, by and between Westwood One Radio Networks, Inc., and the National Collegiate Athletic Association shall be added back to Consolidated Net Income for purposes of calculating Consolidated EBITDA for such period, and (2) for purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters that includes the fiscal quarter of the Company ended December 31, 2010, an amount equal to $919,000 shall be added back to Consolidated EBITDA for such fiscal quarter to offset Audience Deficiency Unit (ADU) adjustments for prior fiscal periods which were recorded for the fiscal quarter ended December 31, 2010. Additionally, the Noteholders acknowledge that all expenses and charges related to the patent infringement lawsuit heretofore filed by Triangle Software, LLC against the Company will constitute “special” expenses for purposes of clause (e) of the definition of “Consolidated EBITDA”.”
(k) The following definition set forth in Schedule B (“Defined Terms”) to the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:
““Financing Documents” means this Agreement, the Notes, the Amended and Restated Guarantee, the Gores Limited Guaranty, the Security Documents, the New Term Loan Subordination Agreement, the Gores Subordination Agreement, the Gores Notes Subordination Agreement, the Master Mutual Release Agreement and the 2010 Purchase Agreement, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holder of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.”

(l) Schedule B (“Defined Terms”) to the Existing Securities Purchase Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order:
““Deferred Leverage Fee Amounts” has the meaning ascribed to such term in the Fourth Amendment.
“Fourth Amendment” means that certain Waiver and Fourth Amendment to Securities Purchase Agreement, dated as of April 12, 2011, by and among the Company and each of the holders of the Notes party thereto.
“Fourth Amendment Effective Date” means the “Effective Date” as defined in the Fourth Amendment.
“Gores Notes” means (a) the Note in the original principal amount of $2,458,147, Note Registration No. R-25, currently registered in the name of Gores Radio, (b) the Note in the original principal amount of $8,298,399, Note Registration No. R-35, currently registered in the name of Gores Radio and (c) any Notes issued in replacement of any such Notes referenced in clauses (a) and (b) above or in substitution or exchange therefor, including in connection with any transfer, sale, exchange or other disposition of such Notes by Gores Radio or its Affiliates.
“Gores Notes Subordination Agreement” means that certain Subordination Agreement (Gores Notes), dated as of April 12, 2011, by and among the Company, the Subsidiary Guarantors, each Gores Party, the Existing Creditors and the New Noteholders.
“M&A Reporting Date” is defined in Section 6.5.
“Non-Gores Notes” means, at any time, all of the issued and outstanding Notes under this Agreement, other than the Gores Notes.”
(m) The Existing Securities Purchase Agreement is hereby amended by inserting a new Exhibit 1A immediately after Exhibit 1 thereof to read as set forth in Annex 4 hereto.

3. Amendment of Existing Notes and Gores Notes.
(a) Upon the effectiveness of this Amendment as provided in Section 4 below, the Existing Notes (other than the Gores Notes) are hereby and shall be deemed to be, automatically and without any further action required on the part of any other Person, amended by inserting the words “plus (b) all Capitalized Interest Amounts” immediately before the words “on July 15, 2012” in the first paragraph thereof. At the request of any holder of the Notes (other than the Gores Notes), the Company shall execute and deliver a new Note or Notes registered in the name of such holder incorporating such change in exchange for the return of the original copy of its Existing Note (or, as applicable, in exchange for a customary form of lost note affidavit in respect thereof). Any Note (other than a Gores Note) issued on or after the Effective Date shall incorporate the change effected by this Section 3(a).
(b) Upon the effectiveness of this Amendment as provided in Section 4 below, the Gores Notes outstanding on the Effective Date are hereby and shall be deemed to be, automatically and without any further action required on the part of any other Person, amended and restated in their entirety to conform to and have the terms provided in Exhibit 1A to the Securities Purchase Agreement, except that the date, registration number, payee and principal amount set forth in each Gores Note shall remain unchanged. At the request of any holder of the Gores Notes, the Company shall execute and deliver a new Gores Note or Gores Notes registered in the name of such holder in the form of Exhibit 1A to the Securities Purchase Agreement in exchange for the return of the original copy of its existing Gores Note (or, as applicable, in exchange for a customary form of lost note affidavit in respect thereof). Any Gores Note issued on or after the Effective Date shall be in the form of Exhibit 1A to the Securities Purchase Agreement.
4. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Noteholders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights hereunder, until satisfaction of the condition set forth in the first sentence following clause (e) of this Section 4 and until each Noteholder shall have received:
(a) a copy of this Amendment executed by the Company, the Subsidiary Guarantors, the Required Holders and Gores Radio;
(b) a copy of the fully executed Fourth Bank Amendment in form and substance reasonably satisfactory to the Required Holders (such satisfaction to be evidenced by the execution and delivery of this Amendment by the Required Holders) (a true, correct and complete copy of which is attached hereto as Annex 1);
(c) a copy of the fully executed Gores Notes Subordination Agreement in the form attached hereto as Annex 2;
(d) a copy of the fully executed First Amendment to Amended and Restated Intercreditor and Collateral Trust Agreement, dated as of the date hereof, by and among the Company, the Subsidiary Guarantors, the Collateral Trustee and each of the Noteholders party thereto in the form attached hereto as Annex 3 (the “Intercreditor Amendment”); and

(e) payment of the reasonable fees, charges and disbursements of counsel to, and the financial advisor for, the Noteholders and incurred in connection with this Amendment (as set forth in invoices provided by Bingham McCutchen LLP and Conway, Del Genio, Gries & Co., LLC, respectively, to the Company on or prior to the date hereof).
In addition, all corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Required Holders and their special counsel (such satisfaction to be evidenced by the execution and delivery of this Amendment by the Required Holders). The date on which all such conditions to the effectiveness of this Amendment have been met is referred to herein as the “Effective Date”.
5. Company Representations and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants to the Noteholders as of the date hereof and as of the Effective Date that:
(a) The execution and delivery by the Company of this Amendment, the Intercreditor Amendment, the Gores Notes Subordination Agreement and the Fourth Bank Amendment and the performance by the Company of this Amendment, the Intercreditor Amendment, the Gores Notes Subordination Agreement, the Fourth Bank Amendment and the Securities Purchase Agreement (i) are within the Company’s power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of the Company’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority applicable to the Company or any Subsidiary; (v) except as set forth on Schedule 3(e) hereto, do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries (except pursuant to the Security Documents); and (vii) except as set forth on Schedule 3(e) hereto and except for such consents or approvals as have already been obtained, do not require the consent or approval of any Governmental Authority or any other Person.
(b) This Amendment has been duly executed and delivered by the Company and this Amendment constitutes, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general or by general principles of equity.

(c) Except to the extent resulting from the failure, if any, of the Company to comply with the 5% Minimum Requirement (as defined below) in connection with (A) the prepayment of the Notes required by Section 5(b) of the First Amendment, (B) the prepayment of the Notes required by Section 4 of the Second Amendment, (C) the prepayment of the Notes required by Section 7(a) of this Amendment and (D) the Potential Default, no Default or Event of Default has occurred and is continuing as of the date hereof and as of the Effective Date.
(d) Other than (i) the Fourth Amendment Fee (as defined in the Fourth Bank Amendment) and (ii) payment of the reasonable fees, charges and disbursements of counsel to the Banks incurred in connection with the Fourth Bank Amendment, no consideration has been paid or is payable by the Company to any other Person, in its capacity as lender and/or guarantor, as an inducement to the Company’s or such Person’s execution and delivery of the Fourth Bank Amendment.
(e) Except as set forth on Schedule 3(e) hereto, the representations and warranties of the Company and each other Obligor contained in the Securities Purchase Agreement and each of the other Financing Documents are true and correct as of the date hereof as if made on the date hereof (other than those which, by their terms, specifically are made as of certain dates prior to the date hereof, which are true and correct as of such dates).
5A. Gores Representation and Warranty. To induce the Noteholders to enter into this Amendment, Gores Radio hereby represents and warrants to the Noteholders as of the date hereof and as of the Effective Date that neither it nor any of its Affiliates has any interest in any Notes other than (a) the Note in the original principal amount of $2,458,147, Note Registration No. R-25, currently registered in the name of Gores Radio, (b) the Note in the original principal amount of $8,298,399, Note Registration No. R-35, currently registered in the name of Gores Radio.
6. Leverage Fee.
(a) Commencing on October 1, 2011, and continuing until the earlier of (i) the Leverage Fee Termination Date (as defined below) and (ii) the date (the “Leverage Fee Payment Date”) on which all obligations (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted in writing by the Person claiming to hold such claim) under or in respect of the Notes have been paid in full, there shall accrue on a daily basis a fee payable to each holder of Notes (the “Leverage Fee”) equal to 5% per annum, multiplied by the sum of (x) the principal balance of the Notes held by such holder on October 1, 2011, plus (y) all unpaid Deferred Leverage Fee Amounts which have accrued in accordance with this Section 6; provided, however, that the Leverage Fee shall cease to accrue in respect of any portion of such principal balance that shall be prepaid as of the date of prepayment thereof. On any date on which there is a partial prepayment of the Notes, the Company shall pay to each holder of the Notes that are so prepaid, in immediately available funds, the Applicable Portion of the aggregate of the Deferred Leverage Fee Amounts (together with interest accrued thereon to, but excluding, the date of such prepayment (other than interest that has been added to the principal amount of the Notes in accordance with Section 6(c)) then outstanding with respect to such Notes of such holder. On the Leverage Fee Payment Date, the Company shall pay, in immediately available funds, all unpaid Deferred Leverage Fee Amounts, together with the Leverage Fee accrued subsequent to the most recently ended fiscal quarter as of the Leverage Fee Payment Date and all accrued and unpaid interest on all Deferred Leverage Fee Amounts. The “Applicable Portion” means, for any holder as at the date of any prepayment of Notes, the portion of the Deferred Leverage Fee Amounts attributable to the portion of the principal balance of the Notes of such holder that is prepaid on such date. The Leverage Fee or any portion thereof, as applicable, shall be fully earned and due and payable on each date on which such Leverage Fee or such portion thereof, as applicable, is required to be paid.

(b) Notwithstanding Section 6(a), the Leverage Fee shall no longer accrue on or after the date (such date, the “Leverage Fee Termination Date”) on which both (i) the aggregate outstanding principal balance of the Non-Gores Notes is less than 50% of the aggregate principal balance of such Non-Gores Notes outstanding on the Fourth Amendment Effective Date, and (ii) the Company shall have, in good faith and based upon calculations believed to be reasonable by it at the time thereof, delivered to the holders of the Notes an Officer’s Certificate (the “Leverage Fee Termination Certificate”) certifying (and attaching calculations in reasonable detail) that (A) the condition set forth in clause (i) has been satisfied and (B) the Senior Debt Leverage Ratio for the fiscal quarter of the Company then most recently ended did not exceed the ratio applicable to such fiscal quarter-end as determined by reference to the table below:

Date	Senior Debt Leverage Ratio
6/30/11	5.0 to 1.0
9/30/11	5.0 to 1.0
12/31/11	4.5 to 1.0
3/31/12 and each fiscal quarter ending thereafter	3.5 to 1.0
Notwithstanding the foregoing, if (x) the financial statements required to be delivered in accordance with Section 6.1(b) or (c) of the Securities Purchase Agreement for the fiscal quarter most recently ended on or prior to the date of delivery of the Leverage Fee Termination Certificate and/or (y) the compliance certificate for such fiscal quarter delivered in accordance with Section 6.2 of the Securities Purchase Agreement evidence that the Senior Leverage Ratio for such fiscal quarter was not, in fact, less than the applicable ratio set forth above for such fiscal quarter or that the aggregate outstanding principal balance of the Non-Gores Notes was not, in fact, less than 50% of the aggregate principal balance of such Non-Gores Notes outstanding on the Fourth Amendment Effective Date, then the Leverage Fee shall, notwithstanding the immediately preceding sentence, be deemed to have continued to accrue for each date from and after the date on which such Leverage Fee Termination Certificate was delivered and shall continue to accrue in accordance with Section 6(a) above, but subject to the terms of the immediately preceding sentence in this Section 6(b) (it being expressly understood and agreed that the failure of the Senior Leverage Ratio for such fiscal quarter to be less than the applicable ratio set forth above for such fiscal quarter shall not consitute a Default or Event of Default under the Securities Purchase Agreement and any false or incorrect statement contained in the Leverage Fee Termination Certificate (which the Company reasonably believed to be true at the time such Leverage Fee Termination Certificate was delivered based on information available to the Company at such time) shall not constitute a Default or Event of Default under the Securities Purchase Agreement).

(c) The unpaid portion of the Leverage Fee that has accrued in respect of each fiscal quarter ending on or after October 1, 2011 (each a “Deferred Leverage Fee Amount”), shall begin accruing interest at the rate set forth in Section 7.1 of the Securities Purchase Agreement commencing on the first day of the next succeeding fiscal quarter and shall continue to accrue interest on the unpaid portion thereof until paid in full. Interest on each Deferred Leverage Fee Amount shall be payable at the times and in a manner consistent with the interest rate provisions with respect to the Notes set forth in Section 7.1 of the Securities Purchase Agreement (it being understood that any portion of accrued interest on each Deferred Leverage Fee Amount not paid in cash in accordance with Section 7.1(b)(i) of the Securities Purchase Agreement shall be added to the principal amount of the Notes on the same dates as Capitalized Interest Amounts are added to the principal amount of the Notes). For the avoidance of doubt, interest provided for in Section 7.1(d) of the Securities Purchase Agreement shall not apply to any Deferred Leverage Fee Amounts solely as a result of the deferral of the payment of any Leverage Fee in accordance with the first sentence of this Section 6(c). The unpaid Deferred Leverage Fee Amounts with respect to any Note (including interest that has been added to the principal amount of the Notes), together with all accrued and unpaid interest thereon (other than interest that has been added to the principal amount of the Notes), shall be due and payable in cash on the Leverage Fee Payment Date (or, to the extent of any portion of the Deferred Leverage Fee Amount that is due and payable in accordance with any partial prepayment as provided in Section 6(a) hereof, on such earlier date on which such portion is due and payable in accordance with Section 6(a) hereof).
(d) Any transfer, assignment, sale or other disposition of a Note shall be deemed to include any accrued and unpaid Deferred Leverage Fee Amounts (and any accrued and unpaid interest thereon) in respect of such Note.
7. Prepayment of Notes.
(a) Promptly following the receipt by the Company of aggregate net cash proceeds from (i) the exercise of the call option by Excelsior Radio Networks, Inc. (together with its successors or assigns, “Excelsior”) pursuant to Section 7.1 of that certain Management Agreement, dated as of May 23, 2006, by and between Westwood One Radio Networks, Inc. and Excelsior (as amended, restated, supplemented or otherwise modified from time to time, the “Excelsior Management Agreement”), or (ii) the exercise of the put option by Westwood One Radio Networks, Inc., pursuant to Section 7.2 of the Excelsior Management Agreement (collectively, the “Put/Call Proceeds”), the Company shall promptly make a prepayment of the Notes (other than the Gores Notes) in an aggregate principal amount equal to 100% of such Put/Call Proceeds pursuant to Section 7.3 of the Securities Purchase Agreement.

(b) In connection with any partial prepayment of the Notes pursuant to Section 7(a) above that results in a prepayment of less than 5% of the aggregate principal amount of the Notes then outstanding, the Company shall request that each of the Noteholders waive the requirement under Section 7.3 of the Securities Purchase Agreement that any partial prepayment of the Notes be not less than 5% of the aggregate principal amount of the Notes then outstanding (the “5% Minimum Requirement”) solely with respect to any such prepayment under Section 7(a) above. In the event that the Company is unable to obtain such waiver from the Noteholders prior to the date any such partial prepayment is required, each of the undersigned Noteholders hereby waives any right it may have to take action under Section 11.1(b) or Section 11.2 with respect to any Default or Event of Default arising solely as a result of the failure of the Company to comply with the 5% Minimum Requirement in connection with any such prepayment under Section 7(a) above, so long as, if the Credit Agreement includes a cross default to the Securities Purchase Agreement at the time such prepayment is made, the Banks shall have similarly agreed not to take action with respect to any such cross default that exists under the Credit Agreement as a result of such prepayment. The waiver set forth in the preceding sentence is a limited waiver and shall not be deemed to constitute a waiver of any other Default or Event of Default or, except as specifically set forth in the preceding sentence, any future breach or violation of the Securities Purchase Agreement, any of the other Financing Documents or any document entered into in connection therewith. Except as expressly provided herein, the foregoing waiver shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Securities Purchase Agreement, any of the other Financing Documents or any document entered into in connection therewith, or (b) a waiver, release or limitation upon the exercise by the Noteholders of any of their rights, legal or equitable, hereunder or under the Securities Purchase Agreement, any Financing Document or any document entered into in connection therewith. Except as set forth above, each of the undersigned Noteholders reserves any and all rights and remedies which it has had, has or may have under the Securities Purchase Agreement, each Financing Document and any document entered into in connection therewith. Each of the undersigned Noteholders stipulates that the remedies at law of the Company in the event of any default or threatened default by such undersigned Noteholders in the performance of or compliance with the terms of this Section 7(b) solely with respect to its waiver of any right it may have to take action under Section 11.1(b) or Section 11.2 with respect to any Default or Event of Default arising solely as a result of the failure of the Company to comply with the 5% Minimum Requirement as provided above are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. The foregoing notwithstanding, the Company does not concede that any payment made under Section 7(a) of this Amendment (including any partial prepayment of the Notes pursuant to Section 7(a) above that results in a prepayment of less than 5% of the aggregate principal amount of the Notes then outstanding) would constitute a breach of the 5% Minimum Requirement or otherwise entitle any Noteholders to assert the same. For the avoidance of doubt, the Company will make the prepayments required by Section 7(a) regardless of whether or not the waiver referred to in this Section 7(b) is obtained.

8. Effect of Amendment and Waiver. Except as expressly provided herein, all terms of the Existing Securities Purchase Agreement, as amended hereby, each other Financing Document and any document entered into in connection therewith, shall be and remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Noteholders under the Existing Securities Purchase Agreement, any other Financing Document or any other documents entered into in connection therewith, nor constitute a waiver of any provision of the Existing Securities Purchase Agreement, any other Financing Document or any other documents entered into in connection therewith. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Existing Securities Purchase Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context otherwise requires.
9. Consent to Fourth Bank Amendment. Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Noteholders hereby consent to the execution and delivery of the Fourth Bank Amendment in the form attached as Annex 1, and agree that Wells Fargo Capital Finance, LLC and the Banks can rely on this consent as intended third party beneficiaries without the need to independently verify whether any of the conditions precedent to the effectiveness of this Amendment have been satisfied and this sentence may not be amended, modified or supplemented without the prior written consent of Wells Fargo Capital Finance, LLC and the Banks.
10. Confirmation of Amended and Restated Guarantee. By executing this Amendment each of the Subsidiary Guarantors acknowledges and confirms that (a) the Amended and Restated Guarantee continues in full force and effect notwithstanding the Securities Purchase Agreement Amendments and the Waiver and (b) the indebtedness, liabilities and obligations of the Company under the Securities Purchase Agreement, each other Financing Document and this Amendment constitute indebtedness, liabilities and obligations guaranteed under the Amended and Restated Guarantee. Nothing in this Amendment extinguishes, novates or releases any right, claim, or entitlement of any of the Noteholders created by or contained in the Securities Purchase Agreement, the Notes or the Amended and Restated Guarantee nor is the Company or any Subsidiary Guarantor released from any covenant, warranty or obligation created by or contained herein or therein, except as such covenants and obligations are specifically amended by this Amendment.

11. Release.
(a) In consideration of the agreements of the Noteholders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and each Subsidiary Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Noteholders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, financial advisors, employees, agents and other representatives (each Noteholder and all such other Persons being hereinafter referred to collectively as the “Releases” and individually as a “Release”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, either known or suspected, both at law and in equity, which the Company, any Subsidiary Guarantor or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releases or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Securities Purchase Agreement, any of the other Financing Documents or any other documents entered into in connection therewith or transactions thereunder or related thereto.
(b) Each of the Company and each Subsidiary Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
12. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
13. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Existing Securities Purchase Agreement or an accord and satisfaction in regard thereto.
14. Amendments. This Amendment may not be amended, waived or modified without the prior written consent of the Company and the Required Holders.
15. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

16. Fees and Expenses. Whether or not the Securities Purchase Agreement Amendments or Waiver become effective, the Company will, in accordance with Section 14.1 of the Existing Securities Purchase Agreement, promptly (and in any event within 30 days of receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs of the Noteholders relating to this Amendment, including, without limitation, the reasonable fees and disbursements of the Noteholders’ special counsel, Bingham McCutchen LLP, and financial advisor, Conway, Del Genio, Gries & Co., LLC.
17. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
18. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
19. Entire Understanding. This Amendment and the other Financing Documents set forth the entire understanding of the parties with respect to the matters set forth herein and therein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
20. Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.
[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY: WESTWOOD ONE, INC.
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	Authorized Signatory

[Signature page to Waiver and Fourth Amendment to Securities Purchase Agreement]

SUBSIDIARY GUARANTORS: METRO NETWORKS COMMUNICATIONS, INC. METRO NETWORKS COMMUNICATIONS, LIMITED PARTNERSHIP
By:	METRO NETWORKS
COMMUNICATIONS, INC.,
as General Partner

METRO NETWORKS, INC.

METRO NETWORKS SERVICES, INC.

SMARTROUTE SYSTEMS, INC.

WESTWOOD NATIONAL RADIO CORPORATION

WESTWOOD ONE PROPERTIES, INC.

WESTWOOD ONE RADIO, INC.

WESTWOOD ONE RADIO NETWORKS, INC.

WESTWOOD ONE STATIONS — NYC, INC.

TLAC, Inc.

By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	Authorized Signatory
[Signature page to Waiver and Fourth Amendment to Securities Purchase Agreement]

The foregoing is hereby agreed to as of the date thereof.

GORES RADIO HOLDINGS, LLC
By:	The Gores Group, LLC, its Manager

By:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Senior Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY
RELIASTAR LIFE INSURANCE COMPANY
SECURITY LIFE OF DENVER INSURANCE COMPANY
(successor by merger to Southland Life Insurance Company)
By:	ING Investment Management LLC,
as Agent

By:	/s/ Christopher P. Lyons
	Name:	Christopher P. Lyons
	Title:	Senior Vice President

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Mark Cloghessy
	Name:	Mark Cloghessy
	Title:	Authorized Signatory

By:	/s/ Breege Farrell
	Name:	Breege Farrell
	Title:	Authorized Signatory

MONUMENTAL LIFE INSURANCE COMPANY
By:	AEGON USA Investment Management, LLC
As Investment Advisor

By:	/s/ Bill Henrickson
	Name:	Bill Henrickson
	Title:	Authorized Signatory

MASSACHUSETTS MUTUAL LIFE INSURANCE
COMPANY
By:	Babson Capital Management LLC
as Investment Adviser

By:	/s/ Elisabeth A. Perenick
	Name:	Elisabeth A. Perenick
	Title:	Managing Director

C.M. LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC
as Investment Adviser

By:	/s/ Elisabeth A. Perenick
	Name:	Elisabeth A. Perenick
	Title:	Managing Director

MASSMUTUAL ASIA LIMITED
By:	Babson Capital Management LLC
as Investment Adviser

By:	/s/ Elisabeth A. Perenick
	Name:	Elisabeth A. Perenick
	Title:	Managing Director

NATIONWIDE LIFE INSURANCE COMPANY
NATIONWIDE MUTUAL INSURANCE
     COMPANY
NATIONWIDE LIFE AND ANNUITY INSURANCE
     COMPANY
NATIONWIDE LIFE INSURANCE COMPANY
     OF AMERICA
SCOTTSDALE INSURANCE COMPANY

By:	/s/ Thomas A. Shanklin
	Name:	Thomas A. Shanklin
	Title:	Authorized Signatory

HARTFORD FIRE INSURANCE COMPANY
By:	Hartford Investment Management Company,
Its Agent and Attorney-in-Fact

By:	/s/ Ronald A. Mendel
	Name:	Ronald A. Mendel
	Title:	Managing Director

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ Paul H. Procyk
	Name:	Paul H. Procyk
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Neil R. Boylan
	Name:	Neil R. Boylan
	Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ F.A. Zagar
	Name:	F.A. Zagar
	Title:	SVP

SUNTRUST BANK

By:	/s/ Samuel M. Ballesterso
	Name:	Samuel M. Ballesterso
	Title:	Senior Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Gordon B. Berger
	Name:	Gordon B. Berger
	Title:	Managing Director

BANK OF TOKYO-MITSUBISHI UFJ TRUST
COMPANY

By:	/s/ David Noda
	Name:	David Noda
	Title:	Managing Director

ANNEX 1
Fourth Bank Amendment
See Exhibit 10.1.4

Annex 1-1

ANNEX 2
Gores Notes Subordination Agreement
(Intentionally Omitted)

Annex 2-1

ANNEX 3
First Amendment to Amended and Restated Intercreditor and
Collateral Trust Agreement
(Intentionally Omitted)

Annex 3-1

ANNEX 4
Form of Gores Note
EXHIBIT 1A
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNTIL IT HAS BEEN SO REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW.
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). Beginning on May 1, 2009, the holder of this Note may, upon request, obtain from the Company the Note’s issue price, issue date, amount of OID and yield to maturity by contacting the Chief Financial Officer at 40 West 57th Street, 5th Floor, New York, New York 10019.
THIS NOTE AND THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (GORES NOTES), DATED AS OF APRIL 12, 2011 (AS THE SAME MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “GORES NOTES SUBORDINATION AGREEMENT”), BY AND AMONG EACH OF THE HOLDERS OF THE SENIOR NOTES (AS DEFINED THEREIN), EACH OF THE HOLDERS OF THE SUBORDINATED NOTES (AS DEFINED THEREIN) AND WESTWOOD ONE, INC. (THE “COMPANY”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES PURSUANT TO THE SENIOR DEBT (AS DEFINED THEREIN); AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE GORES NOTES SUBORDINATION AGREEMENT.
[Form of Gores Note]
Westwood One, Inc.
15.00% Senior Secured Note due July 15, 2012

No. [_____]	[Date]
$[_____]	PPN: 961815 A#4

Annex 4-1

For Value Received, the undersigned, Westwood One, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [_____], or registered assigns, the principal sum of (a) [_____] Dollars, plus (b) all Capitalized Interest Amounts on July 15, 2012, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at a rate equal to the rate provided in Section 7.1 of the Securities Purchase Agreement (defined below) and on the dates provided in Section 7.1 of the Securities Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Securities Purchase Agreement.
Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the principal office of the Company in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Securities Purchase Agreement referred to below.
This Note is one of the Gores Notes issued pursuant to the Securities Purchase Agreement, dated as of April 23, 2009 (as may be amended from time to time, the “Securities Purchase Agreement”), between the Company and the respective New Noteholders named therein, and is entitled to the benefits thereof. Notwithstanding anything to the contrary contained in this Note or the Securities Purchase Agreement, each holder of this Note agrees that all indebtedness evidenced hereby, including principal, interest and all other amounts payable hereunder will be subordinate and junior in right of payment to the Senior Debt (as such term is defined in the Gores Notes Subordination Agreement) to the extent set forth in, and in accordance with the terms of, the Gores Notes Subordination Agreement.
Each holder of this Note (including, without limitation, any transferee of this Note), will be deemed, by its acceptance of this Note, (i) to have agreed to the confidentiality provisions set forth in Section 19 of the Securities Purchase Agreement, (ii) to have made the representations, understandings and acknowledgements in Section 5 of the Securities Purchase Agreement and (iii) with respect to any transferee, to have made the representation to the effect that at least one of the statements set forth in Section 12.2(b)(i)-(vi) of the Securities Purchase Agreement is an accurate representation as to each source of funds used by such holder to acquire this Note, as provided therein.
This Note is a registered Note and, as provided in the Securities Purchase Agreement, upon surrender of this Note for registration of transfer in accordance with Section 12.2 of the Securities Purchase Agreement, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Gores Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Annex 4-2

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Securities Purchase Agreement, but not otherwise.
Pursuant to the Amended and Restated Guarantee, certain subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of and interest on this Note and the performance by the Company of all of its obligations contained in the Securities Purchase Agreement all as more fully set forth in said Amended and Restated Guarantee.
If an Event of Default, as defined in the Securities Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Securities Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

WESTWOOD ONE, INC.
By:
Name:
Title:

Annex 4-3

Schedule 3(e)
Exceptions to Representations and Warranties
Pursuant to Section 7(a) of this Amendment, the Company has agreed to prepay the Notes with the aggregate Put/Call Proceeds. To the extent any such prepayment does not equal or exceed the 5% Minimum Requirement (as defined in this Amendment), such prepayment, in the absence of a waiver by each Noteholder regarding such optional prepayment on or prior to the date of prepayment, could be deemed a conflict under the terms of the Securities Purchase Agreement solely as a result of the failure of the Company to comply with the 5% Minimum Requirement in connection with such prepayment. The Company’s representations and warranties are qualified in their entirety by reference to such conflict described in Section 5 of this Amendment. To the knowledge of the Company, the failure of the Company to comply with the 5% Minimum Requirement in connection with the prepayment of the Notes contemplated by Section 7(a) of this Amendment would not result in the breach of any representation or warranty contained in Section 4 of the Securities Purchase Agreement, except with respect to Section 4.6(a)(i) thereof to the extent that a prepayment made pursuant to Section 7(a) of this Amendment is deemed to constitute a conflict with the 5% Minimum Requirement set forth in the Securities Purchase Agreement.

Schedule 3(e)-1